UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE TO

AMENDMENT NO. 4

(Rule 13e-4)

TENDER OFFER STATEMENT UNDER SECTION 14(d)(1) OR SECTION 13(e)(1)

OF THE SECURITIES EXCHANGE ACT OF 1934

NEUTRAL TANDEM, INC.

(NAME OF SUBJECT COMPANY (ISSUER) AND FILING PERSON (OFFEROR))

COMMON STOCK, PAR VALUE $0.001 PER SHARE

(TITLE OF CLASS OF SECURITIES)

64128B108

(CUSIP NUMBER OF CLASS OF SECURITIES)

G. EDWARD EVANS

CHIEF EXECUTIVE OFFICER

NEUTRAL TANDEM, INC.

550 WEST ADAMS STREET, 9TH FLOOR

CHICAGO, ILLINOIS 60661

TELEPHONE: (312) 384-8000

(NAME, ADDRESS AND TELEPHONE NUMBER OF PERSON AUTHORIZED TO RECEIVE

NOTICES AND COMMUNICATIONS ON BEHALF OF THE FILING PERSON)

COPY TO:

GERALD T. NOWAK

THEODORE A. PETO

KIRKLAND & ELLIS LLP

300 NORTH LASALLE

CHICAGO, ILLINOIS 60654

(312) 862-2000

CALCULATION OF FILING FEE

TRANSACTION VALUATION(1)	AMOUNT OF FILING FEE(2)
$53,202,402.50	$6,176.80

(1)	Calculated solely for purposes of determining the amount of the filing fee. This amount is based upon the offer to purchase for not more than $50,000,000 an aggregate of up to 3,225,806 common shares of Neutral Tandem, Inc. at a purchase price of not more than $18.00 and not less than $15.50 per share in cash.

(2)	The amount of the filing fee, calculated in accordance with Rule 0-11 under the Securities Exchange Act of 1934, as amended, equals $116.10 per $1,000,000 of the value of the transaction.

☒	Check box if any part of the fee is offset as provided by Rule 0-11(a)(2) and identify the filing with which the offsetting fee was previously paid. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

Amount Previously Paid:	$5,242.64	Filing party:	Neutral Tandem, Inc.
Form or Registration No.:	Schedule TO (File No. 005-83603)	Date Filed:	May 12, 2011

Amount Previously Paid:	$562.36	Filing party:	Neutral Tandem, Inc.
Form or Registration No.:	333-140127	Date Filed:	January 22, 2007

☐	Check the box if the filing relates solely to preliminary communications made before the commencement of a tender offer. Check the appropriate boxes below to designate any transactions to which the statement relates:

☐	third-party tender offer subject to Rule 14d-1

☒	issuer tender offer subject to Rule 13e-4

☐	going private transaction subject to Rule 13e-3

☐	amendment to Schedule 13D under Rule 13d-2

Check the following box if the filing is a final amendment reporting the results of the tender offer: ☒

If applicable, check the appropriate box(es) below to designate the appropriate rule provision(s) relied upon:

☐	Rule 13e-4(i) (Cross-Border Issuer Tender Offer)

☐	Rule 14d-1(d) (Cross-Border Third-Party Tender Offer)

Introduction

This Amendment No. 4 (this “Amendment”) amends and supplements the Tender Offer Statement on Schedule TO originally filed with the Securities and Exchange Commission (the “SEC”) by Neutral Tandem, Inc., a Delaware corporation (“Neutral Tandem” or the “Company”), on May 12, 2011, as amended and supplemented by Amendment No. 1 to the Schedule TO filed with the SEC on May 27, 2011, Amendment No. 2 to the Schedule TO filed with the SEC on June 9, 2011 and Amendment No. 3 to the Schedule TO filed with the SEC on June 14, 2011 (collectively, the “Schedule TO”), in connection with Neutral Tandem’s offer to purchase, for not more than $50,000,000 cash, up to 3,225,806 shares of its common stock, par value $0.001 per share (the “Common Shares”), pursuant to (i) auction tenders at prices specified by the tendering stockholders of not greater than $18.00 nor less than $15.50 per Common Share or (ii) purchase price tenders, in either case upon the terms and subject to the conditions described in the Offer to Purchase, dated May 12, 2011, as amended and supplemented on May 27, 2011 and as further amended and supplemented on June 9, 2011 (collectively, the “Offer to Purchase”), a copy of which was filed as Exhibit (a)(1)(A) to the Schedule TO, and in the related Letter of Transmittal (the “Letter of Transmittal,” which together with the Offer to Purchase, as they may be amended or supplemented from time to time, constitute the “Tender Offer”), a copy of which was filed as Exhibit (a)(1)(B) to the Schedule TO.

This Amendment is intended to satisfy the reporting requirements of Rule 13e-4(c)(3) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Pursuant to Rule 12b-15 under the Exchange Act, this Amendment No. 4 amends and supplements only the items to the Schedule TO that are being amended and supplemented, and unaffected items and exhibits are not included herein. This Amendment No. 4 should be read in conjunction with the Schedule TO. Capitalized terms used and not defined herein shall have the meanings assigned to such terms in the Offer to Purchase.

The Tender Offer expired at 5:00 p.m., New York City time, on June 13, 2011.

Item 11. Additional Information.

(a) Item 11 of the Schedule TO is hereby amended and supplemented to add at the end thereof the following:

“On June 17, 2011, the Company issued a press release announcing the final results of the Tender Offer, which expired at 5:00 p.m. New York City time, on June 13, 2011. A copy of the press release is filed as Exhibit (a)(5)(F) to this Schedule TO and is incorporated herein by reference.”

Item 12. Exhibits.

Item 12 of the Schedule TO is hereby amended and supplemented to add the following exhibit thereto:

Exhibit No.	Description
(a)(5)(F)	Press release announcing final results of the Tender Offer, dated June 17, 2011.

A restatement of the exhibit index, giving effect to the above addition, is included in this Amendment following the signature page hereto.

SIGNATURE

After due inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: June 17, 2011

NEUTRAL TANDEM, INC.

By:	/s/ G. EDWARD EVANS
G. Edward Evans
Chief Executive Officer

INDEX TO EXHIBITS

(a)(1)(A)	Offer to Purchase, dated May 12, 2011 (filed as an exhibit to the Company’s Form TO-I filed with the SEC on May 12, 2011 and incorporated herein by reference).

(a)(1)(B)	Letter of Transmittal (filed as an exhibit to the Company’s Form TO-I filed with the SEC on May 12, 2011 and incorporated herein by reference).

(a)(1)(C)	Notice of Guaranteed Delivery (filed as an exhibit to the Company’s Form TO-I filed with the SEC on May 12, 2011 and incorporated herein by reference).

(a)(1)(D)	Letter to Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees, dated May 12, 2011 (filed as an exhibit to the Company’s Form TO-I filed with the SEC on May 12, 2011 and incorporated herein by reference).

(a)(1)(E)	Letter to Clients for use by Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees, dated May 12, 2011 (filed as an exhibit to the Company’s Form TO-I filed with the SEC on May 12, 2011 and incorporated herein by reference).

(a)(2)	None.

(a)(3)	Not applicable.

(a)(4)	Not applicable.

(a)(5)(A)	Press release announcing the intention to conduct the Tender Offer, dated April 18, 2011 (filed as an exhibit to the Company’s Form TO-C filed with the SEC on April 19, 2011 and incorporated herein by reference).

(a)(5)(B)	Press release announcing the Company’s earnings for the three months ended March 31, 2011, dated May 10, 2011 (filed as an exhibit to the Company’s Form TO-C filed with the SEC on May 10, 2011 and incorporated herein by reference).

(a)(5)(C)	Quarterly Report on Form 10-Q for the three months ended March 31, 2011 (filed with the SEC on May 10, 2011 and incorporated herein by reference).

(a)(5)(D)	Press release announcing the commencement of the Tender Offer, dated May 12, 2011 (filed as an exhibit to the Company’s Form TO-I filed with the SEC on May 12, 2011 and incorporated herein by reference).

(a)(5)(E)	Press release announcing preliminary results of the Tender Offer, dated June 14, 2011 (filed as an exhibit to the Company’s Form TO-I/A filed with the SEC on June 14, 2011 and incorporated herein by reference).

(a)(5)(F)	Press release announcing final results of the Tender Offer, dated June 17, 2011.

(b)	Not applicable.

(d)(1)	Voting Agreement, dated November 19, 2004, by and between Neutral Tandem, Inc., and DCM III, L.P., DCM III-A. L.P., DCM Affiliates Fund III, L.P., New Enterprise Associates 10, Limited Partnership, NEA Ventures 2003, Limited Partnership, James P. Hynes, Ronald W. Gavillet, Christopher F. Swenson, John Barnicle, Robert M. Junkroski and Jeffrey C. Wells (filed as an exhibit to the Company’s Registration Statement on Form S-1 (File No. 333-140127) and incorporated herein by reference).

(d)(2)	Second Amended and Restated Stockholders Agreement dated as of February 2, 2006, by and between Neutral Tandem, Inc., DCM III, L.P., DCM III-A, L.P., DCM Affiliates Fund III, L.P., New Enterprise Associates 10, Limited Partnership, NEA Ventures 2003, Limited Partnership, Mesirow Capital Partners VIII, L.P., Montagu Newhall Global Partners II-A, L.P, Montagu Newhall Global Partners II, L.P, Montagu Newhall Global Partners II-B, L.P, Wasatch Small Cap Growth Fund, Wasatch Ultra Growth Fund, Wasatch Global Science & Technology Fund, James P. Hynes, Robert Hawk, Edward M. Greenberg, Joseph Onstott, Elizabeth Ann Petty, Ronald W. Gavillet, Robert M. Junkroski, Joseph Tighe, John Barnicle, Doreen Kluber, C. Ann Brown, Louise D’Amato, Karen L. Linsley, Paul Oakley, Bill Capraro, Paul W. Chisholm, David Weisman, Robert C. Atkinson, Lawrence M.

Ingeneri, Irrevocable Trust for Katherine Vance Hynes, Jon Clopton, Jack W. Swenson, Eric Carlson, Christopher F. Swenson, Alexander P. & Heather B. Doll Family Trust, Dave Redmon, Dixon & Sarah Doll Jr. Family Trust, Kathleen Starr, Andrew J. Doll, Michael E. Hawk, Jeffrey C. Wells, Jonathan B. Junkroski Trust, Sharon van Alstine, Jeffrey H. Hartzell, Julia K. Junkroski Trust, Stephanie G. Hawk, Janice Hewitt, Christopher G. Hawk, David Lopez, David Tatak, R. Casey Hawk, The Dixon and Carol Doll Family Trust, Ralph Valente, Charles and Janine Junkroski, as joint tenants, Irrevocable Trust for Alanna Marie Hynes, and Richard Anderson (filed as an exhibit to the Company’s Registration Statement on Form S-1 (File No. 333-140127) and incorporated herein by reference).

(d)(3)	First Amendment to Second Amended and Restated Stockholders Agreement dated as of October 31, 2006, by and between Neutral Tandem, Inc., DCM III, L.P., DCM III-A, L.P., DCM Affiliates Fund III, L.P., New Enterprise Associates 10, Limited Partnership, NEA Ventures 2003, Limited Partnership, Mesirow Capital Partners VIII, L.P., Montagu Newhall Global Partners II-A, L.P, Montagu Newhall Global Partners II, L.P, Montagu Newhall Global Partners II-B, L.P, Wasatch Small Cap Growth Fund, Wasatch Ultra Growth Fund, Wasatch Global Science & Technology Fund, James P. Hynes, Robert Hawk, Edward M. Greenberg, David Weisman, Doreen Kluber, C. Ann Brown, Louise D’Amato, Bill Capraro, Joseph Onstott, Elizabeth Ann Petty, Ronald W. Gavillet, Robert M. Junkroski, Joseph Tighe, John Barnicle, Doreen Kluber, C. Ann Brown, Louise D’Amato, Karen L. Linsley, Paul Oakley, Bill Capraro, Paul W. Chisholm, David Weisman, Robert C. Atkinson, Lawrence M. Ingeneri, Irrevocable Trust for Katherine Vance Hynes, Gavillet Grantor Annuity Trust, Swenson Grantor Annuity Trust, Jon Clopton, Jack W. Swenson, Eric Carlson, Christopher F. Swenson, Alexander P. & Heather B. Doll Family Trust, Dave Redmon, Dixon & Sarah Doll Jr. Family Trust, Kathleen Starr, Andrew J. Doll, Michael E. Hawk, Jeffrey C. Wells, Jonathan B. Junkroski Trust, Sharon van Alstine, Jeffrey H. Hartzell, Julia K. Junkroski Trust, Stephanie G. Hawk, Janice Hewitt, Christopher G. Hawk, David Lopez, David Tatak, R. Casey Hawk, The Dixon and Carol Doll Family Trust, Ralph Valente, Charles and Janine Junkroski, as joint tenants, Irrevocable Trust for Alanna Marie Hynes, Richard Anderson, Everett Mark Virdin, Jorge Pizano, Thomas Carter, John Leland and David Wojcik (filed as an exhibit to the Company’s Registration Statement on Form S-1 (File No. 333-140127) and incorporated herein by reference).

(d)(4)	Second Amended and Restated Registration Rights Agreement, dated February 2, 2006, by and between Neutral Tandem, Inc., and DCM III, L.P., DCM III-A. L.P., DCM Affiliates Fund III, L.P., New Enterprise Associates 10, Limited Partnership, NEA Ventures 2003, Limited Partnership, Mesirow Capital Partners VIII, L.P., Montagu Newhall Global Partners II, L.P., Montagu Newhall Global Partners II-A, L.P., Montagu Newhall Global Partners II-B, L.P., Robert M. Junkroski, Wasatch Small Cap Growth Fund, Wasatch Ultra Growth Fund, Wasatch Global Science & Technology Fund, James P. Hynes, Robert C. Hawk, Edward M. Greenberg, Karen L. Linsley, Paul Oakley, Paul W. Chisholm, Joseph Tighe, John Barnicle, Ronald W. Gavillet, Lawrence M. Ingeneri; Christopher Swenson, Jeffrey C. Wells, Jeffrey Hartzell, Janice Hewitt, David Lopez, The Dixon and Carol Doll Family Trust, Irrevocable Trust for Alanna Marie Hynes, Irrevocable Trust for Katherine Vance Hynes, Alexander P. & Heather B. Doll Family Trust, Dixon & Sarah Doll Jr. Family Trust, Andrew J. Doll, Jonathan B. Junkroski Trust, Julia K. Junkroski Trust, David Tatak, Ralph Valente, Richard Anderson, Jon Clopton, Eric Carlson, Dave Redmon and Kathleen Starr (filed as an exhibit to the Company’s Registration Statement on Form S-1 (File No. 333-140127) and incorporated herein by reference).

(d)(5)	Option Agreement, dated November 26, 2003 by and between Neutral Tandem, Inc., DCM III, L.P., DCM III-A. L.P., DCM Affiliates Fund III, L.P., New Enterprise Associates 10, Limited Partnership, NEA Ventures 2003, Limited Partnership, James P. Hynes, Robert C. Hawk, Ronald W. Gavillet, Christopher F. Swenson, John Barnicle, Robert M. Junkroski, Jeffrey C. Wells, Jeffrey H. Hartzell, Janice Hewitt, David Lopez and the Dixon and Carol Doll Family Trust (filed as an exhibit to the Company’s Registration Statement on Form S-1 (File No. 333-140127) and incorporated herein by reference).

(d)(6)	Warrant, dated May 28, 2004 issued by Neutral Tandem, Inc. to Venture Lending & Leasing IV, LLC (filed as an exhibit to the Company’s Registration Statement on Form S-1 (File No. 333-140127) and incorporated herein by reference).

(d)(7)	Warrant, dated December 20, 2004 issued by Neutral Tandem, Inc. to Venture Lending & Leasing IV, LLC (filed as an exhibit to the Company’s Registration Statement on Form S-1 (File No. 333-140127) and incorporated herein by reference).

(d)(8)	Warrant, dated April 29, 2006 issued by Neutral Tandem, Inc. to Venture Lending & Leasing IV, LLC (filed as an exhibit to the Company’s Registration Statement on Form S-1 (File No. 333-140127) and incorporated herein by reference).

(d)(9)	Warrant dated December 20, 2004 issued by Neutral Tandem, Inc. to Venture Lending & Leasing IV, LLC (filed as an exhibit to the Company’s Registration Statement on Form S-1 (File No. 333-140127) and incorporated herein by reference).

(d)(10)	Supplement to Warrant dated January 18, 2006 issued by Neutral Tandem, Inc. to Venture Lending & Leasing IV, LLC (filed as an exhibit to the Company’s Registration Statement on Form S-1 (File No. 333-140127) and incorporated herein by reference).

(d)(11)	Supplement to Warrant dated January 18, 2006 issued by Neutral Tandem, Inc. to Venture Lending & Leasing IV, LLC (filed as an exhibit to the Company’s Registration Statement on Form S-1 (File No. 333-140127) and incorporated herein by reference).

(d)(12)	Stock Purchase Agreement dated as of November 26, 2003, by and among Neutral Tandem, Inc., DCM III, L.P., DCM III-A, L.P., DCM Affiliates Fund III, L.P., New Enterprise Associates 10, Limited Partnership, NEA Ventures 2003 Limited Partnership and Robert Hawk (filed as an exhibit to the Company’s Registration Statement on Form S-1 (File No. 333-140127) and incorporated herein by reference).

(d)(13)	Stock Purchase Agreement dated as of November 19, 2004, by and among Neutral Tandem, Inc., DCM III, L.P., DCM III-A, L.P., DCM Affiliates Fund III, L.P., New Enterprise Associates 10, Limited Partnership, Three Shores Partners, LLC, Mesirow Capital Partners VIII, L.P., James P. Hynes, Robert Hawk, Robert C. Atkinson, David Weisman, Ed Greenberg, Elizabeth Ann Petty, Doreen Kluber, Louise D’Amato, Karen L. Linsley, Paul Oakley, Bill Capraro, Paul W. Chisholm, Lawrence M. Ingeneri, Joseph Tighe, Joseph Onstott, Robert M. Junkroski, Ronald W. Gavillet and John Barnicle (filed as an exhibit to the Company’s Registration Statement on Form S-1 (File No. 333-140127) and incorporated herein by reference).

(d)(14)	First Amendment to Stock Purchase Agreement dated as of November 19, 2004 by and among Neutral Tandem, Inc., DCM III, L.P., DCM III-A, L.P., DCM Affiliates Fund III, L.P., Three Shores Partners, LLC, New Enterprise Associates 10, Limited Partnership, NEA Ventures 2003, Limited Partnership and James P. Hynes (filed as an exhibit to the Company’s Registration Statement on Form S-1 (File No. 333-140127) and incorporated herein by reference).

(d)(15)	Second Amendment to Stock Purchase Agreement dated as of June 17, 2005 by and among Neutral Tandem, Inc., DCM III, L.P., DCM III-A, L.P., DCM Affiliates Fund III, L.P., New Enterprise Associates 10, Limited Partnership and James P. Hynes (filed as an exhibit to the Company’s Registration Statement on Form S-1 (File No. 333-140127) and incorporated herein by reference).

(d)(16)	Stock Purchase Agreement, dated as of February 2, 2006, by and among Neutral Tandem, Inc., DCM III, L.P., DCM III-A, L.P., DCM Affiliates Fund III, L.P., New Enterprise Associates 10, Limited Partnership, Mesirow Capital Partners VIII, L.P., Montagu Newhall Global Partners II, L.P., Montagu Newhall Global Partners II-A, L.P., Montagu Newhall Global Partners II-B, L.P., Wasatch Small Cap Growth Fund, Wasatch Ultra Growth Fund, Wasatch Global Science & Technology Fund, Robert Hawk, Edward M. Greenberg, Paul W. Chisholm, Lawrence M. Ingeneri, Joseph Tighe and John Barnicle (filed as an exhibit to the Company’s Registration Statement on Form S-1 (File No. 333-140127) and incorporated herein by reference).

(d)(17)	Restricted Stock Agreement, dated November 8, 2004, by and between Neutral Tandem, Inc. and David Lopez (filed as an exhibit to the Company’s Registration Statement on Form S-1 (File No. 333-140127) and incorporated herein by reference).

(d)(18)	Neutral Tandem, Inc. 2003 Stock Incentive Plan (filed as an exhibit to the Company’s Registration Statement on Form S-1 (File No. 333-140127) and incorporated herein by reference).

(d)(19)	Amendment No. 1 to Neutral Tandem, Inc. 2003 Stock Incentive Plan (filed as an exhibit to the Company’s Registration Statement on Form S-1 (File No. 333-140127) and incorporated herein by reference).

(d)(20)	Amendment No. 2 to Neutral Tandem, Inc. 2003 Stock Incentive Plan (filed as an exhibit to the Company’s Registration Statement on Form S-1 (File No. 333-140127) and incorporated herein by reference).

(d)(21)	Amendment No. 3 to Neutral Tandem, Inc. 2003 Stock Incentive Plan (filed as an exhibit to the Company’s Registration Statement on Form S-1 (File No. 333-140127) and incorporated herein by reference).

(d)(22)	Amended and Restated Restricted Stock Agreement, dated November 26, 2003, by and between Neutral Tandem, Inc. and James P. Hynes (filed as an exhibit to the Company’s Registration Statement on Form S-1 (File No. 333-140127) and incorporated herein by reference).

(d)(23)	Restricted Stock Agreement, dated October 28, 2003, by and between Neutral Tandem, Inc. and Robert M. Junkroski (filed as an exhibit to the Company’s Registration Statement on Form S-1 (File No. 333-140127) and incorporated herein by reference).

(d)(24)	Amendment No. 1 to Restricted Stock Agreement, dated June 10, 2005, by and between Neutral Tandem, Inc. and Robert M. Junkroski (filed as an exhibit to the Company’s Registration Statement on Form S-1 (File No. 333-140127) and incorporated herein by reference).

(d)(25)	Restricted Stock Agreement, dated as of June 30, 2004, by and between Neutral Tandem, Inc. and Robert Hawk (filed as an exhibit to the Company’s Registration Statement on Form S-1 (File No. 333-140127) and incorporated herein by reference).

(d)(26)	Restricted Stock Agreement dated as of November 8, 2004, by and between Neutral Tandem, Inc. and James P. Hynes (filed as an exhibit to the Company’s Registration Statement on Form S-1 (File No. 333-140127) and incorporated herein by reference).

(d)(27)	Amended and Restated Restricted Stock Agreement dated as of December 14, 2004, by and between James P. Hynes and Neutral Tandem, Inc. (filed as an exhibit to the Company’s Registration Statement on Form S-1 (File No. 333-140127) and incorporated herein by reference).

(d)(28)	Amendment No. 1 to Amended and Restated Restricted Stock Agreement, dated June 10, 2005, by and between Neutral Tandem, Inc. and James P. Hynes (filed as an exhibit to the Company’s Registration Statement on Form S-1 (File No. 333-140127) and incorporated herein by reference).

(d)(29)	Restricted Stock Agreement dated as of November 8, 2004 by and between Robert M. Junkroski and Neutral Tandem, Inc. (filed as an exhibit to the Company’s Registration Statement on Form S-1 (File No. 333-140127) and incorporated herein by reference).

(d)(30)	Amended and Restated Restricted Stock Agreement, dated December 14, 2004, by and between Neutral Tandem, Inc. and Robert M. Junkroski (filed as an exhibit to the Company’s Registration Statement on Form S-1 (File No. 333-140127) and incorporated herein by reference).

(d)(31)	Amendment No. 1 to Amended and Restated Restricted Stock Agreement, dated June 10, 2005, by and between Neutral Tandem, Inc. and Robert M. Junkroski (filed as an exhibit to the Company’s Registration Statement on Form S-1 (File No. 333-140127) and incorporated herein by reference).

(d)(32)	Restricted Stock Agreement, dated November 10, 2003, by and between Neutral Tandem, Inc. and David Lopez (filed as an exhibit to the Company’s Registration Statement on Form S-1 (File No. 333-140127) and incorporated herein by reference).

(d)(33)	Amendment No. 1 to Restricted Stock Agreement, dated June 10, 2005, by and between Neutral Tandem, Inc. and David Lopez (filed as an exhibit to the Company’s Registration Statement on Form S-1 (File No. 333-140127) and incorporated herein by reference).

(d)(34)	Neutral Tandem, Inc. Amended and Restated 2007 Long Term Equity Incentive Plan (filed as an exhibit to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2008 and incorporated herein by reference).

(d)(35)	Form of non-director and executive officer option award agreement under the 2007 Long Term Equity Incentive Plan (filed as an exhibit to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2007 and incorporated herein by reference).

(d)(36)	Form of restricted stock award agreement under the 2007 Long Term Equity Incentive Plan (filed as an exhibit to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2007 and incorporated herein by reference).

(d)(37)	Form of director and executive officer option award agreement under the 2007 Long Term Equity Incentive Plan (filed as an exhibit to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2008 and incorporated herein by reference).

(d)(38)	Joinder Agreement dated March 13, 2008 between Neutral Tandem, Inc. and Rian J. Wren (filed as an exhibit to the Company’s Form 8-K filed on March 13, 2008 and incorporated herein by reference).

(d)(39)	Joinder Agreement dated March 13, 2008 between Neutral Tandem, Inc. and Surendra Saboo (filed as an exhibit to the Company’s Form 8-K filed on March 13, 2008 and incorporated herein by reference).

(d)(40)	Employment Agreement dated September 9, 2010, by and between Paolo Susnik and Tinet S.p.A. (filed as an exhibit to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2010 and incorporated herein by reference).

(d)(41)	Employment Agreement dated October 1, 2010, by and between Robert M. Junkroski and Neutral Tandem, Inc. (filed as an exhibit to the Company’s Form 10-Q for the quarter ended September 30, 2010 and incorporated herein by reference).

(d)(42)	Employment Agreement dated October 1, 2010, by and between David Lopez and Neutral Tandem, Inc. (filed as an exhibit to the Company’s Form 10-Q for the quarter ended September 30, 2010 and incorporated herein by reference).

(d)(43)	Employment Agreement dated October 1, 2010, by and between Richard L. Monto and Neutral Tandem, Inc. (filed as an exhibit to the Company’s Form 10-Q for the quarter ended September 30, 2010 and incorporated herein by reference).

(d)(44)	Employment Agreement dated October 1, 2010, by and between Surendra Saboo and Neutral Tandem, Inc. (filed as an exhibit to the Company’s Form 10-Q for the quarter ended September 30, 2010 and incorporated herein by reference).

(d)(45)	Agreement on Effect of Retirement on Unvested Equity Awards; Transition Services dated February 16, 2011, by and between Rian Wren and Neutral Tandem, Inc. (filed as an exhibit to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2010 and incorporated herein by reference).

(d)(46)	Employment Agreement dated April 1, 2011, by and between G. Edward Evans and Neutral Tandem, Inc. (filed as an exhibit to the Company’s Form 10-Q for the quarter ended March 31, 2011 and incorporated herein by reference).

(d)(47)	Employment Agreement dated April 13, 2011, by and between John Harrington and Neutral Tandem, Inc. (filed as an exhibit to the Company’s Form 10-Q for the quarter ended March 31, 2011 and incorporated herein by reference).

(g)	Not applicable.

(h)	Not applicable.